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                                                                         EXHIBIT
                                                                             4.1


             BUSINESS CONSULTING AGREEMENT DATED AS OF JUNE 1, 1999
                   BETWEEN THE COMPANY AND DOUGLAS G. McCASKEY

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                          BUSINESS CONSULTING AGREEMENT

         Agreement made the 1st day of June, 1999 by and between J-BIRD MUSIC GROUP LTD, having its principal place of business at 396 Danbury Road, Wilton, Connecticut, 06897 (hereinafter referred to as the "Company"), and DOUGLAS G. McCASKEY (hereinafter referred to as the "Consultant").

         WHEREAS, the Company desires to obtain Consultant's sales, marketing and management consulting services in connection with the Company's business affairs, and Consultant is willing to undertake to provide such services as hereinafter fully set forth:

         NOW, THEREFORE, the parties do hereby agree as follows:

         1. Term: The Company hereby retains and employs Consultant for a period beginning June 1, 1999 and terminating on May 30, 2000 and Consultant agrees to provide the services described herein. This Agreement shall automatically be renewed for a one (1) year period, unless either party notifies other in writing within thirty (30) days prior to the termination date of this Agreement on May 30, 2000.

         2. Nature of Services: Consultant will render advice and assistance to the Company on business related matters and in connection herewith Consultant shall:

                  a) Evaluate the Company's managerial, marketing and sales
                     requirements, including the furnishing of written reports upon request of the Company;

                  b) Attend meeting of the Company's Board of Directors or
                     Executive Committee(s) when requested to do so by the Company;

                  c) Attend meetings and at the request of the Company review, analyze and report on proposed business opportunities;



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                  d) Consult with the Company concerning on-going strategic
                     corporate planning and long term investment policies, including any revisions of the Company's business plan;

                  e) Render advice with respect to future leasing or other
                     financing arrangements for customers and otherwise whether they be debt or equity or any combination thereof.

         3.       Consultant Further Agrees to:

                  a) Assistant in the preparation of loan applications, loan agreements and other documentation required by financial institutions, individuals, investment banking firms and other appropriate sources in connection with any type of financing;

                  b) Assist in negotiation contracts with suppliers and major customers when so requested by the Company;

                  c) Consult with and advise the Company with regard to
                     potential mergers and acquisitions whether the Company be the acquiring company or the target of acquisition.

         4. Consultant Further Agrees to: Assist in the preparation and distribution of press releases whenever appropriate to be made available to the press in general, customers, suppliers and NASD broker/dealers, financial institutions, and the Company's shareholders.

         5. Exclusions: It is agreed that the Consultant's services will not include any services that constitute the rendering of legal opinions or the performance of work that is in the ordinary purview of a certified public accountant or any work that is in the ordinary purview of a registered broker/dealer.




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         6.       Compensation: The Company agrees to pay the Consultant One
                  Million (1,000,000) Shares of the Company's common stock. Payment is payable and due upon the signing of this Agreement. In the event that this Agreement is automatically renewed for a one year period as provided in Paragraph 1 hereof, the Company shall pay the Consultant an additional One Million (1,000,000) shares of its common stock, payable and due on June 1, 2000.

         7. Liability of Consultant: In furnishing the Company with management advice and other services as herein provided, neither the Consultant or any officer, director or agent thereof shall be liable to the Company or its creditors for any errors of judgement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

         ATTEST:                                     J-BIRD MUSIC GROUP, LTD


         By:  Asa L. Fish                            By: s/ John J. Barbieri
            ------------------------------               ----------------------
                                                            John J. Barbieri
                                                            President

         ATTEST:                                     DOUGLAS G. McCASKEY

         By:   Hope D. Trowbridge                    By:  s/ Douglas G. McCaskey
             -----------------------------                ----------------------
                                                             Douglas G. McCaskey